UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2005

Raytech Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-9298	06-1182033
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 295, Four Corporate Drive, Shelton, CT	06484
(Address of principal executive offices)	(Zip Code)

203-925-8021

Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 1, 2005, Raytech Corporation (“Raytech”) received official notice from the New York Stock Exchange that Raytech is currently "below criteria" under revised standards for continued listing. Raytech is considered “below criteria” due to the fact that its total market capitalization is less than $75 million over a 30-day trading period and its stockholders' equity is less than $75 million. The NYSE will make available on its consolidated tape beginning on August 8, 2005, an indicator, “BC,” indicating Raytech is below the NYSE’s quantitative continued listing standards.

Under the rules and procedures of the NYSE, Raytech must respond to the NYSE within 45 days with a business plan that demonstrates compliance with the continued listing standards. As Raytech announced on June 24, 2005, it does not believe that it can take steps which will permit it to satisfy the financial continued listing criteria of the NYSE within the 18 month cure period provided.

In addition, on July 7, 2005, Raytech and The Raytech Corporation Asbestos Personal Injury Trust (“Trust”), its largest shareholder, announced that the Trust intends to undertake a going private transaction of Raytech. As part of that transaction, the Trust entered into a Supplemental Settlement Agreement with shareholders who were the environmental creditors of Raytech in its 2001 Chapter 11 reorganization. The settlement is conditioned upon receiving the approval of the United States Bankruptcy Court for the District of Connecticut after a hearing, which is scheduled for August 16, 2005. Upon completion of the settlement, the Trust will own approximately 90.6% of the outstanding shares of Raytech. The Trust then intends to undertake a short-form merger of Raytech into a newly created subsidiary that is wholly owned by the Trust, terminate the registration of the stock with the Securities and Exchange Commission, and seek to de-list the Raytech common stock from trading on the New York Stock Exchange. The Company is engaged in discussions with NYSE staff regarding the timing of the anticipated going private transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Raytech Corporation
(Registrant)

Date August 5, 2005

(Signature)*

/s/ John B. Devlin
John B. Devlin, Vice President, Treasurer and Chief Financial Officer

*Print name and title of the signing officer under his signature.